                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                             Rush Enterprises, Inc.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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
                             RUSH ENTERPRISES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Rush Enterprises, Inc. (the "Company") will be held on Tuesday, May 18, 1999, at 10:00 a.m., C.S.T., at the Plaza Club, Frost National Bank Building, 100 West Houston St., 21st Floor, San Antonio, Texas 78205, for the following purposes:

         o to elect six (6) directors to serve until the next annual meeting of shareholders or until their successors are elected and qualified;

         o a proposal to ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending December 31, 1999; and

         o to consider and act upon any other matter which may properly come before the meeting or any adjournment thereof. The Board of Directors is presently unaware of any other business to be presented to a vote of the shareholders at the Annual Meeting.

         Information with respect to the above matters is set forth in the Proxy Statement that accompanies this Notice.

         The Board of Directors of the Company has fixed the close of business on March 26, 1999, as the record date for determining shareholders entitled to notice of and to vote at the meeting. A complete list of the shareholders entitled to vote at the meeting will be maintained at the Company's principal executive offices during ordinary business hours for a period of ten (10) days prior to the meeting. The list will be open to the examination of any shareholder for any purpose germane to the meeting during this time. The list will also be produced at the time and place of the meeting and will be open during the whole time thereof.

                                        By Order of the Board of Directors,



                                        ROBIN M. RUSH
                                        Corporate Secretary


San Antonio, Texas
April 28, 1999



                             -----------------------

                                    IMPORTANT

         YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

                             RUSH ENTERPRISES, INC.

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 18, 1999


GENERAL INFORMATION

         This Proxy Statement and the accompanying proxy are furnished to the shareholders of Rush Enterprises, Inc., a Texas corporation (the "Company" or "Rush"), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting" or "Meeting") to be held on Tuesday, May 18, 1999, at 10:00 a.m., C.S.T., at the Plaza Club, Frost National Bank Building, 100 West Houston St., 21st Floor, San Antonio, Texas 78205, and at any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. Properly executed proxies received in time for the Meeting will be voted.

         The securities of the Company entitled to vote at the Annual Meeting consist of shares of common stock, $.01 par value (the "Common Stock"). At the close of business on March 26, 1999 (the "Record Date"), there were outstanding and entitled to vote 6,646,385 shares of Common Stock. The holders of record of Common Stock on the Record Date will be entitled to one vote per share. The Company's Articles of Incorporation do not permit cumulative voting in the election of directors.

         The Annual Report to Shareholders for the year ended December 31, 1998, has been or is being furnished with this Proxy Statement, which is being mailed on or about April 28, 1999, to the holders of record of Common Stock on the Record Date. The Annual Report to Shareholders does not constitute a part of the proxy materials.

VOTING AND PROXY PROCEDURES

         Properly executed proxies received in time for the Meeting will be voted. Shareholders are urged to specify their choices on the proxy, but if no choice is specified, eligible shares will be voted for the election of the six nominees for director named herein and for ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999. At the date of this Proxy Statement, management of the Company knows of no other matters which are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

         If the enclosed form of proxy is executed and returned, it may nevertheless be revoked by a later-dated proxy or by written notice filed with the Secretary at the Company's executive offices at any time before the enclosed proxy is exercised. Shareholders attending the Annual Meeting may revoke their proxies and vote in person. The Company's executive offices are located at 8810 I.H. 10 East, San Antonio, Texas 78219 and the Company's mailing address is P.O. Box 34630, San Antonio, Texas 78265-4630.

         The holders of a majority of the total shares of Common Stock issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a plurality of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors, and the affirmative vote of a majority of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of the appointment of Arthur Andersen LLP and any other matters as may properly come before the Annual Meeting or any adjournment thereof.

         Abstentions are counted toward the calculation of a quorum, but are not treated as either a vote for or against a proposal. An abstention has the same effect as a vote against the proposal. Any unvoted position in a brokerage account will be considered as not voted and will not be counted toward fulfillment of quorum requirements.

         The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation (other than reimbursement of out-of-pocket expenses), by personal interview, telephone, telegram or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation materials to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                            OWNERSHIP OF COMMON STOCK

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

         The following table sets forth as of March 26, 1999, certain information with respect to the Company's Common Stock beneficially owned by each shareholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, each of its directors and nominees for director, each executive officer named in the Summary Compensation Table and by all its directors and executive officers as a group. Such persons have sole voting power and sole dispositive power with respect to all shares set forth in the table unless otherwise specified in the footnotes to the table.

                                                                                AMOUNT AND NATURE
                                                                                  OF BENEFICIAL
         NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                    OWNERSHIP          PERCENT(2)
         ---------------------------------------                                    ---------          ----------
      W. Marvin Rush(3).............................................               3,751,833             56.5%
      William F. Witter, Inc.(4)....................................                 391,225              5.9%
      The TCW Group, Inc.(5)........................................                 352,550              5.3%
      W. M. "Rusty" Rush............................................                   2,041                *
      Robin M. Rush.................................................                     833                *
      David C. Orf..................................................                   4,000                *
      Brent Hughes..................................................                   2,926                *
      Daryl J. Gorup................................................                   1,272                *
      Ronald J. Krause(6)...........................................                  26,000                *
      John D. Rock(6)...............................................                  21,000                *
      Harold D. Marshall............................................                   5,000                *
      All executive officers and directors as a group
         (sixteen persons, including the executive officers
         and directors listed above)................................               3,805,301               57.0%


*        Represents less than 1% of the issued and outstanding shares of Common
         Stock.

(1) Except as otherwise noted, the street address of the named beneficial owner is 8810 I.H. 10 East, San Antonio, Texas 78219.

(2) Based on a total of 6,646,385 shares of Common Stock issued and outstanding on March 26, 1999.

(3) Includes 2,001,833 shares of Common Stock held by 3MR Partners LP, of which W. Marvin Rush is the general partner.

(4) The address for William D. Witter, Inc. is One Citicorp Center, 153 East 53rd Street, New York, New York, 10022.

(5) The address of The TCW Group, Inc. is 865 South Figueroa Street, Los Angeles, California 90017.

(6) Includes 20,000 shares issuable upon the exercise of options granted pursuant to the Company's 1997 Non-Employee Director Stock Option Plan.

                    MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

         Six directors (constituting the entire Board) are to be elected at the Annual Meeting. All of the nominees named below are now directors of the Company. All nominees have consented to be named and have indicated their intent to serve if elected. Joseph M. Dunn, a director since 1996, resigned from the Board in January 1999.

                                                     Nominees
                                                     --------
                                                                                           Served as a
Name                      Age      Positions and Offices with the Company                Director Since
----                      ---      --------------------------------------                --------------
W. Marvin Rush             60      Chairman of the Board,                                      1965
                                   Chief Executive Officer and Director

W. M. "Rusty" Rush         40      President and Director                                      1996

Robin M. Rush              40      Executive Vice President,                                   1996
                                   Secretary, Treasurer and Director

Ronald J. Krause           71      Director                                                    1996

John D. Rock               63      Director                                                    1997

Harold D. Marshall         63      Director                                                    1999

         Biographical information on the nominees is set forth below under "Further Information -- Board of Directors, Executive Officers and Nominees for Board of Directors."

         It is the intention of the persons named in the enclosed proxy to vote such proxy for the election of such nominees. Management of the Company does not contemplate that any of such nominees will become unavailable for any reason, but if that should occur before the meeting, proxies that do not withhold authority to vote for directors will be voted for another nominee, or other nominees, in accordance with the best judgment of the person or persons appointed to vote the proxy.

         The enclosed form of proxy provides a means for the holders of Common Stock to vote for each of the nominees listed therein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all nominees. Each properly executed proxy received in time for the Meeting will be voted as specified therein, or if a shareholder does not specify in his or her executed proxy how the shares represented by his or her proxy are to be voted, such shares shall be voted for the nominees listed therein or for other nominees as provided above. The director nominees receiving a plurality of the votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular director nominee and will not affect the outcome of the election.

COMMITTEES OF THE BOARD OF DIRECTORS

         The business of the Company is managed under the direction of its Board of Directors. The Company's Board of Directors has established two standing committees: Audit and Compensation.

         The Audit Committee recommends the selection of and confers with the Company's independent accountants regarding the scope and adequacy of annual audits, reviews reports from the independent accountants and meets with the independent accountants and with the Company's financial personnel to review the adequacy of the Company's accounting principles, financial controls and policies. The Audit Committee in 1998 consisted of three non-employee directors:
Joseph M. Dunn, Ronald J. Krause, John D. Rock. Harold D. Marshall replaced Mr. Dunn on the Audit Committee in February 1999.

         The Compensation Committee reviews the Company's compensation philosophy and programs, exercises authority with respect to the payment of direct salaries and incentive compensation to directors and officers of the Company and administers the Company's Long-Term Incentive Plan (the "Incentive Plan"). The Compensation Committee in 1998 consisted of three non-employee directors: Joseph M. Dunn, Ronald J. Krause, John D. Rock. Harold D. Marshall replaced Mr. Dunn on the Compensation Committee in February 1999.

MEETINGS OF THE BOARD OF DIRECTORS

         During 1998, the Board of Directors met four times and took action by unanimous written consent on one occasion. The Compensation Committee met once during 1998 and the Audit Committee met once during 1998. Each of the directors of the Company attended at 75% of the aggregate of the meetings of the Board of Directors and committees of which he was a member.

COMPENSATION OF DIRECTORS

         In 1997, the Company adopted and the shareholders approved the 1997 Non-Employee Director Stock Option Plan (the "NEDSOP"). Pursuant to the NEDSOP, each person who is elected or re-elected as a non-employee director receives an option to purchase 10,000 shares of Common Stock as of the date such director is elected or re-elected as a director of the Company, if such election takes place at an annual meeting of shareholders, or as of the date of the first annual meeting of shareholders subsequent to such director's election, if such election does not occur at an annual meeting of shareholders. The aggregate number of shares with respect to which options may be granted under the NEDSOP shall not, in any event, exceed 100,000 shares. Each option is granted at the closing price of the Common Stock as reported by The Nasdaq Stock Market on the date of grant and fully vests on the date of grant.

         For fiscal 1998, each non-employee member of the Board of Directors received options pursuant to the terms of the NEDSOP, $1,000 per day in which a director renders services on behalf of the Company and reimbursement for travel expenses to and from the meetings.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION
             OF THE INDIVIDUALS NOMINATED FOR ELECTION AS DIRECTORS


PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of Arthur Andersen LLP to serve as independent public accountants of the Company for the fiscal year ending December 31, 1999. Although shareholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the shareholders of the Company for ratification at the Annual Meeting. Arthur Andersen LLP has served as independent public accountants of the Company with respect to the Company's consolidated financial statements for the years ended December 31, 1996, 1997 and 1998, and is considered by management of the Company to be well qualified. If the shareholders do not ratify the appointment of Arthur Andersen LLP, the Board of Directors may reconsider the appointment.

         Representatives of Arthur Andersen LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

         Assuming the presence of a quorum, ratification of the appointment of Arthur Andersen LLP requires the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock entitled to vote in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will not be considered as a vote for or against the proposal and therefore will have no effect on the outcome of the proposal. Proxies will be voted for or against such approval in accordance with specifications marked thereon, and if no specification is made, the proxies will be voted for such approval.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS
           OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999


                               FURTHER INFORMATION

BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND NOMINEES FOR BOARD OF DIRECTORS

         Set forth below is information with respect to each director, executive officer and nominees for directors of the Company as of March 26, 1999. The executive officers are elected by the Board of Directors and serve at the discretion of the Board.


Name                                                         Age                       Position
----                                                         ---    ----------------------------------------------
W. Marvin Rush ....................................          60     Chairman of the Board, Chief Executive Officer
                                                                    and Director

W. M. "Rusty" Rush ................................          40     President and Director

Robin M. Rush .....................................          40     President, Executive Vice President, Secretary,
                                                                    Treasurer and Director

David C. Orf ......................................          49     Senior Vice President -- Sales and Marketing

Daryl J. Gorup ....................................          50     Senior Vice President -- Dealership Operations

Martin A. Naegelin, Jr. ...........................          35     Vice President -- Chief Financial Officer

Louis Liles .......................................          56     Vice President -- Corporate Administration

Brent Hughes ......................................          56     Senior Vice President -- Financial Services

J. M. "Spike" Lowe ................................          55     Vice President -- Corporate Development

Ralph West ........................................          52     Vice President -- Leasing and Rental Operations

Ernie Bendele .....................................          55     Vice President -- Used Trucks

John Hiltabiddle ..................................          54     Controller

Ronald J. Krause ..................................          71     Director(1)(2)

John D. Rock ......................................          63     Director(1)(2)

Harold D. Marshall ................................          63     Director(1)(2)

--------------

(1)      Member of the Audit Committee.

(2)      Member of the Compensation Committee.

         W. MARVIN RUSH founded the Company in 1965. He served as President from inception until November 1995, and has served as Chairman of the Board and Chief Executive Officer since November 1995. He also served on the Peterbilt dealer council from 1984-1987 and was elected its Chairman in 1987. He was also active on the PacLease Executive Committee from 1989-1992 and was Chairman in 1992. Other honors include the Peterbilt Dealer of the Year in 1986, 1987 and 1988, as well as the Midranger Dealer of the Year in 1989. His highest Peterbilt honor was being named North American Peterbilt Dealer of the Year for the 1993-1994 year.

         W. M. "RUSTY" RUSH served as Vice President and Executive Vice President of the Company from 1990 until November 1995 and has served as President of the Company since November 1995. For the past several years he has overseen the sales and finance departments. He is responsible for the total operations of the Company's heavy duty truck segment.

         ROBIN M. RUSH has been with the Company since 1991, and served as Vice President and general manager of the Company from 1993 until November 1995. Mr. Rush has served as Secretary and Treasurer of the Company since October 1995 and as Executive Vice President of the Company since November 1995. He is presently the President of Rush Equipment Centers, and is responsible for the operations of the Company's construction equipment segment.

         DAVID C. ORF has served as Vice President of Sales and Marketing of the Company since 1993 and in October 1996 Mr. Orf was promoted to Senior Vice President of Sales and Marketing. Mr. Orf was the general manager of the Company's Houston, Texas facilities until January 1996. Prior to joining the Company, Mr. Orf served as the Southeast region manager of Peterbilt Motors Company, a division of PACCAR.

         DARYL J. GORUP has served as Senior Vice President of Dealership Operations of the Company since January 1997. Prior to joining the Company, Mr. Gorup had served for 15 years in various executive positions with Peterbilt Motors Company, including General Sales Manager.

         MARTIN A. NAEGELIN, JR. has served as Vice President and Chief Financial Officer since January 1997. Prior to joining the Company, Mr. Naegelin served as Vice President of Investor Relations and Corporate Development of Norwood Promotional Products, Inc. Mr. Naegelin had seven years of public accounting experience prior to joining Norwood in 1993.

         LOUIS LILES has been with the Company since December 1995 and has served as vice president of the Company since September 1997. Prior to joining the Company, Mr. Liles was employed for 17 years, most recently serving as the Senior Vice President of Operations, by Kerr Consolidated, Inc., which operated two Peterbilt dealerships and was acquired by the Company in December 1995. In his current capacity, Mr. Liles is responsible for the corporate administration function, which includes Human Resources and Legal Liaison.

         BRENT HUGHES served as Vice President of Financial Services since 1993 and in September 1997 Mr. Hughes was promoted to Senior Vice President. He is in charge of all secured financing for the Company. Mr. Hughes was with Associates Commercial Corporation for 22 years, was Branch Manager in New York City, and later in San Antonio, and was Senior Vice President of the Western Region when he left to join the Company in 1992.

         J. M. "SPIKE" LOWE has been with the Company since 1968, and has served as a Vice President of the Company since 1994. Currently he is responsible for acquisitions and all open account and unsecured lending for the Company.

         ERNIE BENDELE has been with the Company since 1984 and has served as a Vice President of the Company since October 1996. Mr. Bendele is responsible for procurement, inventory control and marketing of used trucks nationwide.

         RALPH WEST has been with the Company since 1994 and has served as a Vice President of the Company responsible for all leasing and rental operations since that time. Prior to joining the Company, Mr. West had been with Ryder Truck Rentals. During his 28 years at Ryder Truck Rentals, Mr. West served in various executive positions, with the last 14 years as Vice President.

         JOHN HILTABIDDLE, CPA has served as the Controller of the Company since December 1993. Mr. Hiltabiddle served as the Controller of two large automobile dealerships from 1989 until December 1993, and from 1984 until 1989, respectively. Mr. Hiltabiddle had 12 years of public accounting experience prior to joining the automobile dealership in 1984.

         HAROLD D. MARSHALL has served as a director of the Company since January 1999. Mr. Marshall has served as President and Chief Operating Officer of Associates First Capital Corporation ("The Associates") since May 1996, and has served as a Director of the Associates since 1980. Mr. Marshall joined The Associates in 1961 and organized their Transportation Division in 1974. Mr. Marshall serves as Vice Chairman of the American Trucking Association Foundation Board of Directors, as a Member of the American Trucking Association Foundation Executive Committee, as Trustee Emeritus of the Hudson Institute, and on the Board of Trustees of the Dallas Museum of Art.

         RONALD J. KRAUSE has served as a director of the Company since June 1996. Mr. Krause served as President of Associates Commercial Corporation from 1976 until 1981 and President and Chief Operating Officer of Associates Corporation of North America from 1981 until 1989. Mr. Krause also was Vice Chairman of the Board of Directors of Associates of North America from 1988 until his retirement in 1989.

         JOHN D. ROCK has served as a director of the Company since April 1997. Mr. Rock served as a Vice President of General Motors Corporation from 1991 until his retirement from General Motors Corporation after over 36 years of service. While at General Motors Corporation, Mr. Rock held various executive positions in sales, service and marketing. Mr. Rock has also served as a member of the Board of Directors of Volvo - GM Heavy Truck Corporation.

         W. M. "Rusty" Rush and Robin M. Rush are brothers and the sons of W. Marvin Rush. There are no other family relationships among the executive officers and directors of the Company.

         All directors of the Company hold office until the next annual meeting of shareholders and the election and qualification of their successors. Each officer of the Company was chosen by the Board of Directors and serves at the pleasure of the Board of Directors until his or her successor is appointed or until his or her earlier resignation or removal in accordance with applicable law.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee is responsible for making all compensation decisions for the named executives including determining base salary and annual incentive compensation amounts and granting stock options and other stock-based compensation under the Company's 1997 Long-Term Incentive Plan (the "Incentive Plan").

         Overall Objectives of the Executive Compensation Program

         The purpose of the Company's compensation plan is to attract, retain and motivate key management employees. It is the philosophy of the Company to pay its executives at levels commensurate with both Company and individual performance. A primary consideration in developing the Company's executive compensation programs is to link the long-term financial interests of executives with those of the Company and its shareholders. The Compensation Committee reviews compensation for comparable organizations in order to establish the Company's total compensation program and determine awards under the Incentive Plan.

         In 1998, the total compensation program for the Company's top executives, approved by the Company's Board of Directors, consisted of a base salary and bonus for each of such executives.

         Base Salary Program

         It is the Company's policy to establish salaries at a level approximating the average of the competitive levels in comparable organizations and to provide annual salary increases reflective of the executive's performance, level of responsibility and position with the Company. Subsequent to the Company's initial public offering in June 1996, W. Marvin Rush's annual base salary was increased from $263,860 to $525,000 to more accurately reflect the compensation of chief executive officers of comparable publicly traded companies. In 1998, W. Marvin Rush received a base salary of $577,152.

         Annual Incentive

         Each year, the Compensation Committee evaluates the performance of the Company as a whole, as well as the performance of each individual executive. Factors considered include revenue growth, net profitability and cost control. The Compensation Committee does not utilize formalized mathematical formulae, nor does it assign weightings to these factors. The Compensation Committee, in its sole discretion, determines the amount, if any, of incentive payments to each executive. The Compensation Committee believes that the Company's growth in revenue and profitability requires subjectivity on the part of the Committee when determining incentive payments. The Compensation Committee believes that specific formulae restrict flexibility. W. Marvin Rush received a $500,000 bonus from the Company for services performed on behalf of the Company during 1998.

         Long-Term Incentive Plan

         The Company adopted its Incentive Plan 1996, prior to its initial public offering and the shareholders of the Company approved the Incentive Plan in 1997. The Incentive Plan permits the Company to make grants of stock options, restricted stock, performance shares and other awards to employees as part of the Company's overall incentive compensation program. The Incentive Plan is intended to attract, retain and motivate key management personnel and to align the interest of the executives with those of shareholders. The overall long-term incentive grant levels are established by reviewing the number of shares reserved for such plans by comparable organizations. Individual long-term incentive grants are based on the employee's position in the Company and responsibility level. In 1998, W. Marvin Rush was granted an option for 20,470 shares under the Incentive Plan.

         Section 162(m)

         Section 162(m) of the Code currently imposes a $1 million limitation on the deductibility of certain compensation paid to each of the Company's five highest paid executives. Excluded from this limitation is compensation that is "performance based." For compensation to be performance based it must meet certain criteria, including being based on predetermined objective standards approved by shareholders. In general, the Company believes that compensation relating to options granted under the Incentive Plan should be excluded from the $1 million limitation calculation. Compensation relating to the Company's incentive compensation awards do not currently qualify for exclusion from the limitation, given the discretion that is provided to the Committee in establishing the performance goals for such awards. The Committee believes that maintaining the discretion to evaluate the performance of the Company's management is an important part of its responsibilities and inures to the benefit of the Company's shareholders. The Committee, however, intends to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future.

         Conclusion

         The Compensation Committee believes these executive compensation policies serve the interests of the shareholders and the Company effectively. The Committee believes that the various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future successes, thereby enhancing the value of the Company for the shareholders' benefit.

                COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                               Harold D. Marshall
                                Ronald J. Krause
                                  John D. Rock

EXECUTIVE COMPENSATION

         The following table summarizes all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during the years ended December 31, 1996, 1997 and 1998, by the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers during 1998 (the "named executive officers").


                           SUMMARY COMPENSATION TABLE

                                                                                                       LONG-TERM
                                                                                                     COMPENSATION
                                                              ANNUAL COMPENSATION                       AWARDS
                                                ----------------------------------------------       ------------
                                                                                                      SECURITIES
                                     FISCAL                                      OTHER ANNUAL         UNDERLYING      ALL OTHER
   NAME AND PRINCIPAL POSITION        YEAR        SALARY          BONUS        COMPENSATION(1)       OPTIONS (#)    COMPENSATION(2)
---------------------------------    ------     ----------      ---------      ---------------       ------------  ---------------
W. Marvin Rush...................     1998      $577,152(3)     $500,000          $33,920              20,470          $2,500
 Chairman of the Board and            1997      $538,500(4)     $230,000          $14,448              18,750          $2,375
 Chief Executive Officer              1996      $416,192(5)     $212,500          $18,365                   -          $2,375

W. M. "Rusty" Rush...............     1998      $189,000        $200,000           $7,000              11,570          $3,210
 President                            1997      $161,375        $130,000           $7,000              10,957          $2,375
                                      1996      $143,200        $123,086             -                  3,041          $2,375

Daryl J. Gorup (6)...............     1998      $189,177        $130,000             -                 10,000          $2,500
  Senior Vice President               1997      $170,500(7)      $75,000             -                      -               -
                                      1996             -               -             -                      -               -

David C. Orf.....................     1998      $159,960        $176,000             -                 11,125          $2,790
 Senior Vice President                1997      $137,750        $125,000             -                 10,957          $2,375
                                      1996      $125,850        $123,086             -                  3,284          $2,375

Brent Hughes.....................     1998      $150,913        $157,500             -                  8,455          $2,500
 Senior Vice President                1997      $136,825         $95,000             -                  7,933          $2,375
                                      1996      $131,400         $89,134             -                  1,926          $2,375


(1) Consists of personal use of the Company's corporate aircraft paid for by the Company and vehicle allowance.

(2)      Consists of matching contributions to the Company's 401(k) plan.

(3) Of such amount $83,604 represents amounts paid with respect to salary and benefits of employees of the Company performing personal services exclusively for Mr. Rush.

(4) Of such amount, $84,000 represents amounts paid with respect to salary and benefits of employees of the Company performing personal services exclusively for Mr. Rush.

(5) Of such amount, $62,174 represents amounts paid with respect to salary and benefits of employees of the Company performing personal services exclusively for Mr. Rush.

(6)      Mr. Gorup joined the Company in January 1997.

(7) Mr. Gorup was entitled to receive $210,000 from Paccar, his previous employer and the Company's supplier of Peterbilt trucks, in consideration for his remaining in the employ of Paccar. In connection with the hiring of Mr. Gorup by the Company, the Company paid such amount to Mr. Gorup to compensate him for his loss. Such amount is not included herein.

STOCK OPTION GRANTS IN FISCAL 1998

         The following table provides certain information related to options granted by the Company to the named executive officers during fiscal 1998 pursuant to the Incentive Plan.


                                                                                                 POTENTIAL REALIZABLE
                                     INDIVIDUAL GRANTS                                             VALUE AT ASSUMED
                            -----------------------------------                                      ANNUAL RATES OF
                                                   % OF TOTAL                                         STOCK PRICE
                                                     OPTIONS                                       APPRECIATION FOR
                            NUMBER OF SECURITIES   GRANTED TO    EXERCISE OR                        OPTION TERM(1)
                             UNDERLYING OPTIONS    EMPLOYEES IN   BASE PRICE   EXPIRATION       ----------------------
NAME                             GRANTED (#)       FISCAL 1998      ($/SH)        DATE           5% ($)        10% ($)
----                        ---------------------  ------------  -----------   ----------       -------       --------
W. Marvin Rush............         20,470             12.17         11.00        3/15/08        141,652       359,044
W. M. "Rusty" Rush........         11,570              6.88         11.00        3/15/08         80,064       202,938
David C. Orf..............         11,125              6.62         11.00        3/15/08         76,985       195,133
Brent Hughes..............          8,455              5.03         11.00        3/15/08         58,509       148,301
Daryl J. Gorup............         10,000              5.95         11.00        3/15/08         69,200       175,400



(1) The potential realizable value is calculated based on the term of the option and is calculated by assuming that the fair market value of Common Stock on the date of the grant as determined by the Board appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the Common Stock received therefor is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are derived from the rules of the Commission and do not reflect the Company's estimate of future stock price appreciation. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

AGGREGATED OPTION EXERCISES IN FISCAL 1998 AND FISCAL YEAR-END OPTION VALUES

         The following table provides information related to options exercised by the named executive officers of the Company during fiscal 1998 and the number and value of options held at fiscal year end.



                                                                    NUMBER OF SECURITIES                VALUE OF UNEXERCISED IN-
                                                                   UNDERLYING UNEXERCISED                 THE-MONEY OPTIONS AT
                                                                    OPTIONS AT FY-END (#)                       FY-END($)
                               SHARES                         -------------------------------       ------------------------------
                            ACQUIRED UPON
                               OPTION            VALUE
         NAME                EXERCISE(#)      REALIZED($)     EXERCISABLE       UNEXERCISABLE       EXERCISABLE      UNEXERCISABLE
         ----                -----------      -----------     -----------       -------------       -----------      -------------
W. Marvin Rush...........         0                -                -               39,220              -              44,531
W. M. "Rusty" Rush.......         0                -                -               22,527              -              26,023
David C. Orf.............         0                -                -               22,082              -              26,023
Brent Hughes.............         0                -                -               16,388              -              18,841
Daryl J. Gorup...........         0                -                -               10,000              -                 -

EMPLOYEE BENEFIT PLANS

         Incentive Plan

         In April 1996, prior to the initial public offering of the Company's Common Stock, the Board of Directors and shareholders adopted the Rush Enterprises, Inc. Long-Term Incentive Plan (the "Incentive Plan").

         401(k) Plan and Other Employee Benefits

         The Company has a defined contribution pension plan (the Rush Plan) which is available to all Company employees and the employees of certain affiliates. As of June 30th and December 31st of every year, each employee who has completed one year of continuous service is entitled to enter the Rush Plan. Participating employees may contribute from 2 percent to 10 percent of total gross compensation (up to a maximum dollar amount established in accordance with Section 401(k) of the Internal Revenue Code of 1986, as amended). The Company, at is discretion, matches an amount equal to 25 percent of the employees' contributions for those employees with less than five years of service and an amount equal to 50 percent of the employees' contributions for those employees with more than 5 years of service. Through March 1998, South Coast Peterbilt also had a defined contribution pension plan (the South Coast Plan) which was available to all employees of South Coast Peterbilt. Effective April 1, 1998 the South Coast Plan was terminated at which time all eligible South Coast employees were permitted to enter the Rush Plan. The aggregate amount of the Company's contributions for 1998 under these plans was $694,000 of which amount $2,500 was for the account of W.
Marvin Rush.

EMPLOYMENT AGREEMENTS AND CHANGE-OF-CONTROL ARRANGEMENTS

         The Company has entered into employment agreements with W. Marvin Rush,
W. M. "Rusty" Rush and Robin M. Rush which each provides a four-year term, subject to automatic extension for an additional one year on each anniversary of the agreements. These employment agreements are subject to early termination as provided therein, including termination by the Company for "cause" (as defined in the employment agreements) or termination by W. Marvin Rush, W. M. "Rusty" Rush or Robin M. Rush, as applicable, for "good reason" (as defined in the employment agreements). The employment agreements provide for minimum annual base salaries as follows: W. Marvin Rush -- $525,000, W. M. "Rusty" Rush -- $150,000 and Robin M. Rush -- $108,000. In 1998, W.M. "Rusty" Rush and Robin M. Rush received a base salary of $189,000 and $146,000, respectively. The employment agreements also provide for bonuses at the discretion of the Compensation Committee of the Board.

         The employment agreements with W. Marvin Rush, W. M. "Rusty" Rush and Robin M. Rush provide that if the Company terminates their employment without cause (including the Company's election to not extend the employment agreements at any renewal date) or within two years of a change in control, or if they resign their employment for "good reason" (as defined in the employment agreements), they will be entitled to receive, at their election, either a lump-sum payment in the amount equal to their base salary for the unexpired term of their agreements or continuation of their base salary and benefits through the unexpired term of their agreements. A change of control is deemed to have occurred if (i) more than 30% of the combined voting power of the Company's then outstanding securities is acquired, directly or indirectly, or (ii) at any time during the 24-month period after a tender offer, merger, consolidation, sale of assets or contested election, or any combination of such transactions, at least a majority of the Company's Board of Directors shall cease to consist of "continuing directors" (meaning directors of the Company who either were directors prior to such transaction or who subsequently became directors and whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the directors then still in office who were directors prior to such transaction), or (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement of sale or disposition by the Company of all of the Company's assets.

         The Company has also entered into employment agreements with David C. Orf, Brent Hughes and Daryl Gorup, which provide for minimum annual base salaries as follows: David C. Orf -- $129,000, Brent Hughes -- $131,400 and Daryl Gorup -- $180,000. In 1998, Mr. Hughes, Mr. Orf and Mr. Gorup received a base salary of $150,913, $159,960 and $189,177, respectively. The employment agreements also provide for incentive bonuses at the discretion of the Compensation Committee of the Company. The employment agreements are terminable by the Company upon 12 months' prior written notice or, in lieu thereof, immediately terminable upon the payment to the employee of 12 months of his then effective base salary and an amount equal to a percentage of the bonus received by the employee during the preceding year, with such percentage determined according to the number of years of service of the employee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Compensation Committee during 1998 were John D. Rock, Joseph M. Dunn and Ronald J. Krause.

PERFORMANCE GRAPH

         The Company's Common Stock has been traded publicly since June 6, 1996. Prior to such date, there was no established market for its Common Stock. The following Performance Graph compares the Company's cumulative total shareholder return on its Common Stock from June 7, 1996, through December 31, 1998, to the Standard Poor's 500 Stock Index and to a Peer Group of other public companies over the same period. The Peer Group is comprised of the following companies:
Cross Continent Auto Retailers, Inc., Holiday RV Superstores, Inc., Lithia Motors, Inc., Paccar, Inc., Travis Boats & Motors, Inc., United Auto Group, Inc. and Werner Enterprises, Inc.

                      COMPARISON OF CUMULATIVE TOTAL RETURN

                               [GRAPHIC OMITTED]


                                             LEGEND

      CRSP Total Returns Index For:                    6/7/96    12/31/96  12/31/97    12/31/98
      -----------------------------                    ------    --------  --------    --------
      RUSH ENTERPRISES, INC.                             100        85.7       57.1       78.6
      S&P 500 Stocks                                     100       111.5      148.8      191.8
      Self-Determined Peer Group                         100       128.4      173.3      147.7

Notes:

         A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

         B. The indexes are reweighed daily, using the market capitalization on the previous trading day.

         C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

         D. The index level for all series was set to $100.0 on 06/07/1996.

     The foregoing graph is based on historical data and is not necessarily indicative of future performance. This graph shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulations 14A and 14C under the Exchange Act or to the liabilities of Section 18 under the Exchange Act.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires that the Company's directors, executive officers and persons who own more than 10 percent of a registered class of the Company's equity securities file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than 10 percent shareholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of the
Section 16(a) reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10 percent beneficial owners were complied with, with the exception of the following: Joseph M. Dunn, Ronald J. Krause and John D. Rock each filed a Form 4 late, each of which represented a single stock option acquisition transaction.


                              CERTAIN TRANSACTIONS

         Under Article 21.14 of the Texas Insurance Code ("TIC"), every officer, director and shareholder of a corporation licensed to act as a local recording agent must be individually licensed to act as an insurance agent. An insurance agent is required to be a resident of the State of Texas and pass an examination for a local recording insurance agent's license. W. Marvin Rush, Chairman of the Board and Chief Executive Officer of the Company, is licensed to act as an insurance agent in the State of Texas and is therefore qualified to act as the shareholder, director and officer of Associated Acceptance, Inc. ("AA"), the corporation currently affiliated with the Company that is licensed to act as a local recording agent. The Company has acquired as a wholly-owned subsidiary, a managing general agent (the "MGA") licensed under Article 21.07-3 of the TIC to manage all of the operations of AA. In addition to managing AA, the MGA is qualified to receive any and all commission income which is otherwise payable to AA. The MGA, Mr. Rush and AA have entered into agreements pursuant to which (i) the MGA manages all operations of AA, (ii) all of the income of AA is paid to MGA, (iii) the Company transfers such funds to AA as are necessary for its operation, and (iv) Mr. Rush has granted the MGA the right to transfer legal ownership of the shares of capital stock of AA at anytime to anyone designated by MGA. Mr. Rush continues to own all of the outstanding stock of AA, subject to his agreements with MGA prohibiting the transfer of such capital stock.

         Pursuant to the terms of an agreement between the Company and General Motors Acceptance Corporation ("GMAC"), the Company may deposit with GMAC, as overnight funds, an amount no greater than 62.5% of the Company's wholesale floor plan financing debt to GMAC. The Company has a policy whereby if the Company is unable to deposit with GMAC the full amount for which it is eligible, the executive officers and directors of the Company may loan funds to the Company, which then deposits such funds with GMAC. The Company receives interest from GMAC, and pays to such officer or director interest on the funds at the rate the Company receives from GMAC less .25%. During 1998, W. Marvin Rush, Chairman of the Board and Chief Executive Officer of the Company, loaned $10,700,000 to the Company pursuant to this policy. The Company deposited such funds with GMAC. The Company received $645,100 in interest from GMAC on such funds, and paid $640,240 to Mr. Rush as interest.

                        PROPOSALS FOR 2000 ANNUAL MEETING

         The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended ("Rule 14a-8"), for inclusion in the Company's proxy statement for its 2000 Annual Meeting of Shareholders is December 21, 1999. After March 6, 2000, notice to the Company of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely, and the person named in proxies solicited by the Board of Directors of the Company for its 2000 Annual Meeting of Shareholders may exercise discretionary authority voting power with respect to any such proposal as to which the Company does not receive timely notice.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, management does not intend to present any other items of business and is not aware of any matters to be presented for action at the Annual Meeting other than those described above. However, if any other matters should come before the Annual Meeting, it is the intention of the persons named as proxies in the accompanying proxy card to vote in accordance with their best judgment on such matters.


                                        By order of the Board of Directors,



                                        ROBIN M. RUSH
                                        Corporate Secretary

San Antonio, Texas
April 28, 1999

                                     PROXY


                             RUSH ENTERPRISES, INC.


             PROXY -- ANNUAL MEETING OF SHAREHOLDERS -- MAY 18, 1999


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          Please mark, sign, date and return in the enclosed envelope.

                  The undersigned shareholder of Rush Enterprises, Inc. (the "Company") hereby appoints Robin M. Rush and Martin A. Naegelin, Jr., or each of them, proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 18, 1999, at 10:00 a.m., Central Standard Time, at the Plaza Club, Frost National Bank Building, 100 West Houston St., 21st Floor, San Antonio, Texas, and at any adjournment thereof, the number of votes which the undersigned would be entitled to cast if personally present:

         (1)      ELECTION OF DIRECTORS

             [ ]        FOR                [ ]        WITHHOLD AUTHORITY
             all nominees listed below     to vote for all nominees listed below
             (except as marked below)

             W. Marvin Rush      W.M. "Rusty" Rush         Robin M. Rush

             John D. Rock        Harold D. Marshall        Ronald J. Krause


         INSTRUCTIONS:     TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
                           NOMINEE, DRAW A LINE THROUGH OR STRIKE OUT THAT
                           NOMINEE'S NAME AS SET FORTH ABOVE.

         (2) PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999

                  [ ]  FOR         [ ]  AGAINST       [ ]  ABSTAIN

         (3) To consider and act upon any other matter which may properly come before the meeting or any adjournment thereof;

                  all as more particularly described in the Proxy Statement dated April 28, 1999, relating to such meeting, receipt of which is hereby acknowledged.

                  This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the nominees listed in Proposal 1 and FOR Proposal 2.



                                    --------------------------------------------

                                    --------------------------------------------


                                    Signature of Shareholder(s)


                                    Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon.

                                    Dated __________________________, 1999.




                                       -2-